EXHIBIT 99.2

TPT Global Tech’s Subsidiary, “TPT Asia” Signs initial $240K Contract to Provide Underwater Submarine

Fiber Optics Telecommunications Services Between Hong Kong and Singapore

SAN DIEGO, CA / ACCESSWIRE / August 30, 2021 / TPT Global Tech, Inc. (“TPTW or TPT Global Tech”) (OTCQB:TPTW) www.tptglobaltech.com based in San Diego, California, a technology-based company with divisions providing telecommunications, medical technology, media content for domestic and international syndication as well as technology solutions today announced its Hong Kong Subsidiary, TPT Asia, has signed an initial $240K USD per year Telecommunications Services contract christening the division. The contract covers a Submarine Data transport system that will provide 200G of data service between Hong Kong and Singapore. The Hong Kong Fiber contract will be the first of what the company anticipates will be a series of contracts and was delayed due to the global pandemic. The company will continue to work to secure additional work to expand its Submarine Fiber Optic telecommunications services throughout the region.

“We are very pleased that TPT Asia is now generating revenue. I know it has been very difficult for our Hong Kong team to gain traction during these trying times due to the pandemic. It’s great to see our domestic and international divisions gaining momentum as we manage our way through this pandemic. Great job team, keep up the good work,” said Stephen Thomas, President, and CEO, TPT Global Tech. “

About TPT Global Tech

TPT Global Tech Inc. (OTC:TPTW) based in San Diego, California, is a Technology/Telecommunications Media Content Hub for Domestic and International syndication and also provides Technology solutions to businesses domestically and worldwide. TPT Global offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS), and carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT’s cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today’s global technology markets. TPT also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories, and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning. Specifically, statements about the Company’s plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions.

CONTACT:

Frank Benedetto
619-915-9422
fb@miradorconsulting.com

SOURCE: TPT Global Tech Inc.